EXHIBIT 23(d)(xii)(b)

                                   SCHEDULE C

                              AMENDED FEE SCHEDULE

                  For the services to be provided to the Fund by Parametric Portfolio Associates LLC ("Sub-Adviser" or "PPA"), pursuant to the Sub-Advisory Agreement dated July 2, 2007 among WT Mutual Fund on behalf of the Wilmington Multi-Manager International Fund ("Fund"), Rodney Square Management Corporation ("RSMC") and PPA, as amended hereby, the Fund shall pay the Sub-Adviser an annual fee calculated on the average daily net assets of the Fund Account, as follows:

                  For assets allocated to PPA by RSMC for investment under the Emerging Markets Strategy:

                           80 basis points (0.80%) on the first $100 million of assets; and 75 basis points (0.75%) on assets in excess of $100 million.

                  For assets allocated to PPA by RSMC for investment under the Developed Country Index Replication Strategy:

                           27.5 basis points (0.275%) on the first $50 million of assets; and 20 basis points (0.20%) on assets in excess of $50 million.

                  The fee shall be calculated and paid monthly in arrears based on the daily net asset value of the Fund Account.

                  The fee for the Sub-Adviser is payable promptly after the end of each month and is calculated for one month at one-twelfth of the annual rate.

                  The fee for any period that does not constitute a full month shall be prorated based on the number of days for which investment advisory services have been provided by the Sub-Adviser.

                  For purposes of determining the fee breakpoints shown above, the assets of the Fund Account managed to the Developed Country Index Replication Strategy will be aggregated with the assets of the Balentine International Equity Fund Select, L.P. being managed by PPA under the same strategy.

Dated:  July 2, 2007, as amended June 16, 2009

                                    WT MUTUAL FUND, on behalf of the

                                    Wilmington Multi-Manager International Fund


                                    By: /s/ John C. McDonnell
                                    -------------------------------------------
                                    Name: John C. McDonnell
                                    Title: Vice President & CFO


                                    Parametric Portfolio Associates LLC


                                    By: /s/ Aaron Singleton
                                    -------------------------------------------
                                    Name:  Aaron Singleton
                                    Title: Chief Finance Officer


                                    RODNEY SQUARE MANAGEMENT CORPORATION


                                    By: /s/ John J. Kelley
                                    -------------------------------------------
                                    Name: John J. Kelley
                                    Title:   President